Exhibit 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the references in this Form 10-K of Energy XXI (Bermuda) Limited, as well as in the Notes to the Consolidated Financial Statements included in such Form 10-K, to our reserve reports to the interest of Energy XXI (Bermuda) Limited and its subsidiaries (collectively the "Company"), relating to the estimated quantities of the Company's proved reserves of oil and gas and present values thereof for certain periods. We also consent to the incorporation by reference of such reports in the Registration Statements on Form S-8 (file Nos. 333-143886, 333-147731, 333-152740, 333-155065, 333-159868, 333-163736, 333-166723 and 333-173865) on Form S-3 (file Nos. 333-148411, 333-148713, 333-152449, 333-158304, 333-159894 and 333-165739) and on form S-4 (file Nos. 333-145639-01, 333-150823, 333-163968-05, 333-172765-05 and 333-172963-05) of Energy XXI (Bermuda) Limited. We also consent to the Company's use of the phrase "independent oil and gas consultant" as referencing Netherland, Sewell & Associates, Inc.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ Danny D. Simmons
Danny D. Simmons, P.E.
President and Chief Operating Officer

Houston, Texas

August 9, 2012